Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 26, 2020 with respect to the consolidated financial statements included in the Annual Report of The ONE Group Hospitality, Inc. on Form 10-K as of and for the year ended December 31, 2019, which appears in The ONE Group Hospitality, Inc. Annual Report on Form 10-K for the year ended December 31, 2020.  We consent to the incorporation by reference of said report in the Registration Statements of The ONE Group Hospitality, Inc. on Form S-1 (File No. 333-222389), Form S-3 (File No. 333-225073), [Form S-8 (File No. 333-193207)] and Form S-8 (File No. 333-232231).

/s/ Plante Moran, PC

March 19, 2021